Exhibit 99.1
AV HOMES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AND FOOTNOTES
SEPTEMBER 30, 2018
INDEX

Condensed Consolidated Balance Sheets as of September 30, 2018 (unaudited) and December 31, 2017	1

Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2018 and 2017 (unaudited)	2

Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2018 and 2017 (unaudited)	3

Notes to Condensed Consolidated Financial Statements (unaudited)	4

AV HOMES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share amount)

	September 30,	December 31,
	2018	2017
Assets	(unaudited)
Cash and cash equivalents	$104,562	$240,990
Restricted cash	1,122	1,165
Receivables	5,682	13,702
Land and other inventories	754,593	603,851
Property and equipment, net	40,272	32,664
Prepaid expenses and other assets	18,619	17,117
Deferred tax assets, net	69,595	70,365
Goodwill	39,023	30,290

Total assets	$1,033,468	$1,010,144

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$40,789	$35,810
Accrued and other liabilities	40,064	29,193
Customer deposits	14,129	9,507
Estimated development liability	31,178	31,556
Senior debt, net	473,575	472,108

Total liabilities	599,735	578,174

Stockholders’ Equity
Common stock, par value $1 per share	22,471	22,475
Additional paid-in capital	407,179	404,859
Retained earnings	7,102	7,655

	436,752	434,989
Treasury stock	(3,019)	(3,019)

Total stockholders’ equity	433,733	431,970

Total liabilities and stockholders’ equity	$1,033,468	$1,010,144

See notes to condensed consolidated financial statements (unaudited).

AV HOMES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues
Homebuilding	$192,851	201,724	536,652	547,268
Amenity and other	4,102	3,875	13,209	12,637
Land sales	224	140	2,884	2,576
Total revenues	197,177	205,739	552,745	562,481

Expenses
Homebuilding cost of revenue	159,816	168,555	444,848	454,020
Amenity and other	4,004	3,167	13,354	11,063
Land sales	224	124	662	1,286
Total real estate costs	164,044	171,846	458,864	466,369
Selling, general and administrative expenses	29,959	27,085	84,192	76,470
Interest income and other expense/income, net	(557)	(407)	(1,407)	(665)
Interest expense	2,628	2,625	9,031	7,147
Loss on extinguishment of debt	—	6,939	—	9,872
Total expenses	196,074	208,088	550,680	559,193

Income (loss) before income taxes	1,103	(2,349)	2,065	3,288
Income tax expense (benefit)	989	(872)	1,295	1,679
Net income (loss)	$114	(1,477)	770	1,609

Basic earnings (loss) per share	$0.01	(0.07)	0.03	0.07
Basic weighted average shares outstanding	22,605	22,504	22,587	22,487

Diluted earnings (loss) per share	$—	(0.07)	0.03	0.07
Diluted weighted average shares outstanding	23,069	22,504	22,998	22,674

See notes to consolidated financial statements (unaudited).

AV HOMES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net income	$770	$1,609
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,700	5,331
Amortization of share-based compensation	2,346	2,534
Change in value of contingent consideration	(2,418)	(647)
Impairment charges	1,609	535
Loss on extinguishment of debt	—	9,872
Deferred income taxes, net	770	1,523
Other adjustments	(19)	368
Changes in operating assets and liabilities:
Receivables	8,020	2,970
Land and other inventories	(124,021)	(56,675)
Prepaid expenses and other assets	(1,357)	(1,327)
Accounts payable, estimated development liability, and accrued and other liabilities	14,639	(9,066)
Customer deposits	4,553	4,915
Net cash used in operating activities	(88,408)	(38,058)

Investing Activities
Investment in property and equipment	(5,593)	(1,647)
Business acquisitions	(42,423)	(41,150)
Other investing activities	—	(12)
Net cash used in investing activities	(48,016)	(42,809)

Financing Activities
Proceeds from issuance of debt	—	400,000
Gross proceeds from senior secured credit facility	—	30,000
Payments of senior secured credit facility	—	(30,000)
Debt issuance costs	—	(8,146)
Principal payments of senior debt	—	(200,000)
Premium paid on redemption of debt	—	(6,718)
Contingent consideration and other financing activities	(47)	(2,778)
Net cash provided by (used in) financing activities	(47)	182,358

Increase (decrease) in cash, cash equivalents and restricted cash	(136,471)	101,491
Cash, cash equivalents and restricted cash at beginning of period	242,155	69,023
Cash, cash equivalents and restricted cash at end of period	$105,684	$170,514

Supplemental cash flow information:
Interest paid, net of capitalized interest	$1,514	$4,600
Income taxes paid	$190	$580
Supplemental non-cash investing activity:
Accrual of contingent consideration as of the acquisition date	$2,418	$1,818

See notes to consolidated financial statements (unaudited).

AV HOMES, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (unaudited)
September 30, 2018
Note 1 — Summary of Significant Accounting Policies
Basis of Presentation
T
he accompanying Condensed Consolidated Financial Statements include the accounts of AV Homes, Inc. and all subsidiaries, partnerships and other entities in which AV Homes, Inc. (“AV Homes,” “we,” “us,” “our,” or “the Company”) has a controlling interest. The unaudited Condensed Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The information included in these financial statements should be read in conjunction with the Consolidated Financial Statements and accompanying notes included in the 2017 AV Homes, Inc. Annual Report on Form
10-K
(the “Annual Report”). These statements reflect all normal and recurring adjustments that, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of AV Homes as of September 30, 2018 and for all periods presented. These statements should be read in conjunction with our consolidated financial statements and notes thereto included in AV Homes’ Annual Report on Form
10-K
for the year ended December 31, 2017. All significant intercompany accounts and transactions have been eliminated in consolidation. For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation. We have no components of comprehensive income; therefore, net income and comprehensive income are the same for the three and nine months ended September 30, 2018 and 2017.
Definitive Merger Agreement with Taylor Morrison Home Corporation
On June 7, 2018 we entered into an Agreement and Plan of Merger with Taylor Morrison Home Corporation, a Delaware Corporation (“Taylor Morrison”) and on October 2, 2018, we were acquired by Taylor Morrison (the “Acquisition”). At the closing of the merger, Taylor Morrison paid approximately $280.4 million in cash and issued 8.95 million shares of their Class A common stock to stockholders of AV Homes as merger consideration. In addition, Taylor Morrison assumed $80 million aggregate principal amount of our 6.00% senior convertible notes due 2020, all of which had been converted as of October 25, 2018 for approximately $95.8 million in cash, resulting in total purchase consideration for the Acquisition of $534.9 million. In connection with the Acquisition, one of Taylor Morrison’s subsidiaries also assumed $400 million aggregate principal amount of our 6.625% senior notes due 2022.
Use of Estimates
The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and Cash Equivalents and Restricted Cash
We consider all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. As of September 30, 2018, our cash and cash equivalents were invested primarily in money market accounts. Due to the short maturity period of the cash equivalents, the carrying amounts of these instruments approximate their fair values.
Our cash items that are restricted as to withdrawal or usage include deposits of $1.1 million and $1.2 million as of September 30, 2018 and December 31, 2017, respectively. Our restricted cash is comprised mainly of customer deposits held in a third-party escrow account and cash held to guarantee our performance to construct improvements in certain communities.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows as of September 30, 2018 and 2017 (in thousands):

	September 30,	September 30,
	2018	2017
Cash and cash equivalents	$104,562	$169,332
Restricted cash	1,122	1,182

Total cash, cash equivalents and restricted cash	$105,684	$170,514

Receivables
Receivables primarily consist of amounts in transit or due from title companies for home closings and for rebates.
Land and Other Inventories and Homebuilding Cost of Revenue
Land and other inventories include expenditures for land acquisition, land development, home construction, construction costs for amenities, and direct and allocated indirect costs, including interest cost capitalized until development and construction are substantially completed. These costs are assigned to components of land and other inventories based on specific identification, relative sales value, or area allocation methods.
Land and other inventories are stated at cost unless the asset is determined to be impaired, in which case the asset is adjusted to its fair value, in accordance with Accounting Standards Codification (“ASC”) 360,
Property, Plant and Equipment
(“ASC 360”).
Homebuilding cost of revenue is comprised of direct and allocated costs, including estimated future costs for the limited warranty we provide on our homes. Land acquisition, land development and other common costs are generally allocated on a relative sales value or area allocation basis to the homes or lots within the applicable community or land parcel. Land acquisition and land development costs include related interest and real estate taxes during the period of time under development.
We evaluate our land and other inventories for impairment on a quarterly basis in accordance with ASC 360 to reflect market conditions, including a consideration of supply of new and resale homes for sale in the respective market, level of foreclosure activity and competition. For assets held and used, if indicators are present, we perform an impairment test by comparing the estimated future undiscounted cash flows to be generated by the asset to its carrying value. If such cash flows are less than the asset’s carrying value, the carrying value is written down to its estimated fair value. Generally, fair value is determined by discounting the estimated cash flows at a rate commensurate with the inherent risks associated with the asset and related estimated cash flow streams. The discount rate used in the determination of fair value would vary, depending on the state of development. Assumptions and estimates used in the determination of the estimated future cash flows are based on several factors, including expectations of future operations and economic conditions. Changes to these assumptions could significantly affect the estimates of future cash flows, which could affect the potential for future impairments. Due to the uncertainties of the estimation process, actual results could differ significantly from such estimates.
During the three and nine months ended September 30, 2018, our impairment assessments resulted in $0.4 million and $1.6 million of impairment charges, respectively, and are included in homebuilding cost of revenue in the consolidated statements of operations. During the three and nine months ended September 30, 2017, our impairment assessments resulted in $0.3 million and $0.5 million, respectively.
Property and Equipment, net
Property and equipment, net are stated at cost less accumulated depreciation, and depreciation is computed by the straight-line method over the following estimated useful lives of the assets: land improvements 5 to 15 years; buildings and improvements 3 to 40 years; and machinery, equipment and fixtures 3 to 10 years. Maintenance and operating expenses of equipment utilized in the development of land are capitalized to land inventory. All other repairs and maintenance are expensed as incurred.

Property and equipment includes amenity assets such as club facilities on properties we own. The cost of amenity assets includes expenditures for land acquisition, construction, land development and direct and allocated costs. Property and equipment owned and constructed by us also includes interest cost incurred during development and construction.
Each reporting period, we review our property and equipment for indicators of impairment in accordance with ASC 360. For our amenities, which are located within our housing communities, indicators of impairment are similar to those of our housing communities (described above), as these factors may impact our ability to generate revenues at our amenities or cause construction costs to increase. In addition, we factor in the collectability and potential delinquency of the fees due for our amenity memberships. During the three and nine months ended September 30, 2018 and 2017, we did not identify indicators of impairment for our property and equipment.
Goodwill
Goodwill arises from business combinations and represents the excess of the consideration transferred for an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. There were no indicators of impairment during the three and nine months ended September 30, 2018 and 2017.
Revenue Recognition
We recognize homebuilding, amenity and land sales revenues in accordance with ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), which requires revenue to be recognized in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services.
Our homebuilding contracts require us to construct and deliver homes to our customers. The transaction price is stated in the final sales contract that is signed by the customer. Homebuilding revenue is recognized at closing when payment is due and when title to and possession of the property are transferred to the homebuyer.
We own and operate certain amenities pursuant to recorded mandatory club plans, which require us to provide members with access to amenity facilities in exchange for the payment of club dues. We collect club dues and other fees from our members, which are billed on a monthly basis. Our performance obligation is to make available the club amenities on an ongoing basis. Accordingly, we recognize revenue over the period for which dues have been paid. Revenue from our golf club operations is also included in amenity revenue and is recognized as the service is provided.
Our contracts for sales of land involve the selling of real property. The transaction price is stated in the final sales contract that is signed by the customer. Land sales revenue is recognized at closing when payment is due and when title to and possession of the real property are transferred to the buyer.
We report our revenue from contracts with customers by type of good or service and by geographical regions, as we believe this achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. See the accompanying consolidated statements of operations and segment operating statements in Note 7,
Segment Information
, for our disaggregated revenue disclosures.
We have contract assets that consist of cash from home closings held in escrow for our benefit, typically for less than five days, which are considered deposits in-transit
and classified as cash. Contract liabilities include earnest money deposits collected from home or land buyers pursuant to our written sales contracts. These deposits remain classified as liabilities and are recognized as revenue at the time of closing when full payment is received. If a contract is cancelled by a customer and the related deposit is non-refundable,
the deposit is recognized as homebuilding or land sales revenue. See the accompanying consolidated balance sheets for our customer deposits balances as of September 30, 2018 and December 31, 2017. During the three and nine months ended September 30, 2018, we recognized $0.8 million and $9.5 million, respectively, of homebuilding revenue that was included in our customer deposit liability balance as of December 31, 2017. See
Warranty Costs
within this Note 1,
Summary of Significant Accounting Policies
, for information on warranties and related obligations.
A
 number of practical expedients are available in the application of the recognition and measurement principles with ASC 606. We have elected to apply the portfolio approach to our homebuilding and amenity contracts rather than evaluating individual contracts since the characteristics of each type of contract are similar. In addition, since our homebuilding and land sale contracts are typically completed in less than a year, we have not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when we expect to recognize this revenue. For amenity contracts, we have elected to use the invoice practical expedient since we determined that we have a right to invoice an amount that corresponds directly with the value to the customer of our performance completed to date.

Sales Incentives
When sales incentives involve a discount on the selling price of the home, we record the discount as a reduction of revenue at the time of home closing. If the sales incentive requires us to provide a free product or service to the customer, the cost of the free product or service is recorded as homebuilding cost of revenue at the time of home closing. This includes the cost related to optional upgrades and seller-paid financing costs, closing costs, homeowners’ association fees, or merchandise.
Advertising Costs
Advertising costs are expensed as incurred. During the three and nine months ended September 30, 2018, advertising costs were $0.9 million and $2.9 million, respectively. During the three and nine months ended September 30, 2017, advertising costs were $1.1 million and $3.0 million, respectively. Advertising costs, sales commissions and closing costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.
Warranty Costs
Warranty reserves for homes are established to cover estimated costs for materials and labor with regard to warranty-type claims to be incurred subsequent to the closing of a home. Reserves are determined based on historical data and other relevant factors. We have, and require our subcontractors to have, general liability, property, workers’ compensation, and other business insurance. These insurance policies protect us against a portion of our risk of loss from claims, subject to certain self-insured per occurrence and aggregate retentions, deductibles, and available policy limits. We may have recourse against subcontractors for certain claims relating to workmanship and materials. Warranty reserves are included in accrued and other liabilities in the accompanying consolidated balance sheets.
During the three and nine months ended September 30, 2018 and 2017, changes in the warranty reserve consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Accrued warranty reserve, beginning of period	$4,706	$3,864	$4,916	$4,033
Reserve provided	1,595	687	3,955	2,496
Payments	(1,347)	(997)	(3,917)	(2,975)

Accrued warranty reserve, end of period	$4,954	$3,554	$4,954	$3,554

Income Taxes
Our effective tax rate for the three and nine months ended September 30, 2018 was 89.7% and 62.7%, respectively. Our effective tax rate for the three and nine months ended September 30, 2017 was 37.1% and 51.1%, respectively. Our effective tax rate is impacted by a number of factors, the most significant of which is the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017. In accordance with Staff Accounting Bulletin No. 118 (“SAB 118”), we remeasured the deferred tax assets as of December 31, 2017, based on the corporate income tax rate change from 35% to 21%. For the three and nine months ended September 30, 2018, we did not record any adjustments to these estimates. Our final accounting for the TCJA under SAB 118 was completed in the third quarter of 2018 when the 2017 income tax returns were prepared.
We evaluate our deferred tax assets each period to determine if a valuation allowance is required based on whether it is “more likely than not” that some portion of the deferred tax assets would not be realized. The ultimate realization of these deferred tax assets is dependent upon the generation of sufficient taxable income during future periods. We conduct our evaluation by considering all available positive and negative evidence. This evaluation considers, among other factors, historical operating results, forecasts of future profitability, the duration of statutory carryforward periods, and the outlooks for the U.S. housing industry and broader economy. As of September 30, 2018, we do not have a valuation allowance related to our deferred tax assets.

The accounting for deferred taxes is based upon estimates of future results. Differences between estimated and actual results could result in changes in the valuation of our deferred tax assets that could have a material impact on our consolidated results of operations or financial position. Changes in existing tax laws could also affect actual tax results and the realization of deferred tax assets over time.
Unrecognized tax benefits represent the difference between tax positions taken or expected to be taken in a tax return and the benefits recognized for financial statement purposes. As of September 30, 2018, we had no unrecognized tax benefits.
Any interest or penalties assessed have been immaterial to our financial results. In the event we are assessed any interest or penalties in the future, we plan to include them in our consolidated statements of operations as income tax expense.
Share-Based Compensation
The Amended and Restated 1997 Incentive and Capital Accumulation Plan (2011 Restatement), as amended (“Incentive Plan”), and the 2015 Incentive Compensation Plan (the “2015 Plan”) provide for the grant of stock options, stock appreciation rights, stock awards, performance awards, and stock units to officers, employees and directors of AV Homes. The exercise prices of stock options granted under the Incentive Plan and the 2015 Plan may not be less than the stock exchange closing price of our common stock on the date of grant. Stock option awards under the Incentive Plan and 2015 Plan generally expire 10 years after the date of grant.
As of September 30, 2018, there were an aggregate of 1.2 million shares available for grant under the 2015 Plan and 0.6 million shares reserved for future issuance relating to stock options, performance share units, and restricted stock units previously awarded and currently outstanding under the 2015 Plan. Additionally, as of September 30, 2018, an aggregate of 0.4 million shares of our common stock were reserved for future issuance in connection with options and restricted stock units previously awarded under the Incentive Plan. Refer to
Note 8 – Subsequent Events
for additional information.
Earnings (Loss) Per Share
Basic earnings (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of AV Homes. The computation of diluted earnings per share for the three and nine months ended September 30, 2018 did not assume the effect of convertible notes because the effects were antidilutive. The computation of diluted earnings (loss) per share for the three and nine months ended September 30, 2017 did not assume the effect of employee stock options or convertible notes because the effects were antidilutive.
The following table represents a reconciliation of the net income (loss) and weighted average shares outstanding for the calculation of basic and diluted earnings (loss) per share for the three and nine months ended September 30, 2018 and 2017 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Numerator:
Basic net income (loss)	$114	$(1,477)	$770	$1,609
Effect of dilutive securities	—	—	—	—

Diluted net income (loss)	$114	$(1,477)	$770	$1,609

Denominator:
Basic weighted average shares outstanding	22,605	22,504	22,587	22,487
Effect of dilutive securities	464	—	411	187

Diluted weighted average shares outstanding	23,069	22,504	22,998	22,674

Basic earnings (loss) per share	$0.01	$(0.07)	$0.03	$0.07

Diluted earnings (loss) per share	$—	$(0.07)	$0.03	$0.07

Note 2—Business Acquisitions
On January 8, 2018, we acquired substantially all of the assets and assumed certain liabilities of MMLC Texas Builders, LLC (“Oakdale-Hampton Homes”) for $44.8 million, including an earn-out,
which remains subject to customary post-closing adjustments. A portion of the aggregate consideration equal to $0.6 million was placed in a third-party escrow account as security for Oakdale-Hampton Homes’ indemnification and other obligations under the purchase agreement. Oakdale-Hampton Homes acquired developed land and constructs single-family homes in the Dallas-Fort Worth, Texas area. The results of Oakdale-Hampton’s operations are included in our consolidated financial statements from the acquisition date of January 8, 2018.
The Oakdale-Hampton Homes acquisition was accounted for in accordance with ASC 805,
Business Combinations
(“ASC 805”). We recorded the acquired assets and liabilities at their estimated fair values. We determined the estimated fair values with the assistance of appraisals or valuations performed by independent third-party specialists, discounted cash flow analyses, quoted market prices where available, and estimates by management. To the extent the consideration transferred exceeded the fair value of the net assets acquired in this transaction, such excess was assigned to goodwill.
The following table summarizes the calculation of the fair value of the total consideration transferred to Oakdale-Hampton Homes and the preliminary allocation to the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Fair value of consideration transferred:
Cash paid for net assets	$42,423
Contingent consideration (earn-out)	2,418

Total consideration transferred	$44,841

Fair value of assets acquired and liabilities assumed:
Assets
Receivables and other assets	$719
Land and other inventories	34,933
Property and equipment	798
Trade name	560
Goodwill	8,733

Total assets acquired	45,743

Liabilities
Accounts payable	749
Accrued and other liabilities	84
Customer deposits	69

Total liabilities assumed	902

Total net assets acquired	$44,841

Fair Value
Receivables and other assets, property and equipment, accounts payable and accrued and other liabilities were generally stated at historical carrying values given the short-term nature of these assets and liabilities.
We determined the fair value of land and other inventories on a lot-by-lot
basis primarily using market comparable land and home sales transactions combined with our estimates related to expected average home selling prices and sales incentives, expected sales paces and cancellation rates, expected land development and construction timelines, and anticipated land development, construction, and overhead costs. Such estimates must be made for each individual community and may vary significantly between communities. The fair values of identified intangible assets were determined using discounted cash flow models.
The $0.6 million of acquired intangible assets relates to trade names that are being amortized over 2.5 years. Amortization expense for the three and nine months ended September 30, 2018 was $0.1 million and $0.2 million, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.

We estimated the preliminary fair value of acquired assets and liabilities as of the date of acquisition based on information available at that time. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change.
Transaction and Integration Costs
Transaction and integration costs directly related to the Oakdale-Hampton Homes acquisition, including legal and accounting fees, were expensed as incurred in accordance with ASC 805.
Goodwill
As of the acquisition date, goodwill consisted primarily of the expected economic value attributable to gaining access to a new market with immediate revenue opportunities through an established backlog and assembled workforce. All of the goodwill is expected to be deductible for income tax purposes and is assigned to the Texas reporting segment.
Supplemental Pro Forma Information
The following represents pro forma operating results as if Oakdale-Hampton Homes had been included in our consolidated statements of operations as of the beginning of the fiscal year presented (in thousands, except per share data):

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Revenue	$214,321	$597,964
Net (loss)/income	(1,108)	3,944
Basic (loss)/earnings per share	(0.05)	0.18
Diluted (loss)/earnings per share	(0.05)	0.17

The supplemental pro forma operating results have been determined after adjusting the operating results of Oakdale-Hampton Homes to reflect additional expense that would have been recorded assuming the fair value adjustments to inventory and intangible assets had been applied as of January 1, 2017. These results may not be indicative of future operating results.
Note 3 — Land and Other Inventories
As of September 30, 2018 and December 31, 2017, land and other inventories consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Land held for future development	$29,763	$29,312
Land developed and in process of development	384,676	351,798
Homes completed or under construction	340,154	222,741

Total	$754,593	$603,851

We capitalize interest to inventories during the period of development in accordance with ASC 835,
Interest
(“ASC 835”). Homebuilding interest capitalized to inventory is included in homebuilding cost of revenue as related units or lots are closed. To the extent our homebuilding debt exceeds our qualified assets, as defined in ASC 835, we expense a portion of interest incurred. Qualified homebuilding assets consist of land, lots and homes that are under development or construction, excluding finished unsold homes or finished models.
The following table represents interest incurred, interest capitalized, and interest expense for the three and nine months ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest incurred	$8,531	$8,523	$25,567	$24,046
Interest capitalized	(5,903)	(5,898)	(16,536)	(16,899)

Interest expense	$2,628	$2,625	$9,031	$7,147

Note 4 — Senior Debt
As of September 30, 2018 and December 31, 2017, senior debt, net consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
6.625% Senior Notes due 2022	$400,000	$400,000
6.00% Senior Convertible Notes due 2020	80,000	80,000
Senior Unsecured Credit Facility	—	—

Total senior debt	480,000	480,000
Deferred debt issuance costs	(6,398)	(7,853)
Debt discount	(27)	(39)

Total senior debt, net	$473,575	$472,108

6.625% Senior Notes due 2022
On May 18, 2017, we completed a private offering of $400.0 million of our 6.625% Senior Notes due 2022 (the “6.625% Notes”). The proceeds of the 6.625% Notes were used to (i) fund the repurchase and redemption of the $200.0 million in aggregate principal amount of our outstanding 8.50% Senior Notes due 2019 and (ii) pay amounts outstanding under our senior secured credit facility, totaling $30.0 million.. The 6.625% Notes mature on May 15, 2022, unless earlier redeemed or repurchased. Interest on the 6.625% Notes is payable semi-annually in arrears in cash on May 15 and November 15 of each year, commencing November 15, 2017.
We have the option to redeem all or a portion of the
6.625
% Notes at any time on or after May 15, 2019 at certain redemption prices, plus accrued and unpaid interest, if any, to but excluding the date of redemption. At any time prior to May 15, 2019, we have the option to redeem up to 35% of the original principal amount of the
6.625
% Notes with the proceeds of certain equity offerings by us at a redemption price of 106.625% of the principal amount of the
6.625
% Notes, plus accrued and unpaid interest, if any, to but excluding the date of redemption, provided that at least 65% of the original aggregate principal amount of the
6.625
% Notes remains outstanding after such redemption. Prior to May 15, 2019, we may redeem some or all of the
6.625
% Notes at a redemption price equal to 100% of the principal amount of the
6.625
% Notes, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date plus the applicable “make-whole” premium.
The indenture governing the
6.625
% Notes contains covenants that limit our ability and the ability of certain of our subsidiaries to (i) pay dividends, or make other distributions or redeem or repurchase our capital stock; (ii) prepay, redeem or repurchase certain debt; (iii) incur additional and guarantee indebtedness; (iv) issue certain preferred stock or similar equity securities; (v) make loans and investments; (vi) incur liens; (vii) sell assets; (viii) enter into transactions with affiliates; (ix) enter into agreements restricting our subsidiaries’ ability to pay dividends; and (x) consolidate, merge or sell all or substantially all assets. These covenants are subject to important exceptions and qualifications.
The indenture further provides that upon certain specified change of control events, certain covenants will no longer apply to the 6.625% Notes and will be replaced with new covenants (a “Covenant Replacement Event”). Additionally, if we experience specific kinds of changes in control that do not result in a Covenant Replacement Event or, if following a Covenant Replacement Event, we experience a subsequent change of control that results in a downgrade of the rating assigned to the 6.625% Notes, holders of the 6.625% Notes will be entitled to require us to purchase all or a portion of the 6.625% Notes at
101
% of their principal amount, plus accrued and unpaid interest to but excluding the date of repurchase. Refer to
Note 8 – Subsequent Events
for additional information.

6.00% Senior Convertible Notes due 2020
On September 23, 2015, we completed a private offering of $80.0 million aggregate principal amount of 6.00% Senior Convertible Notes due 2020 (the “
6.00
% Notes”). The proceeds of the
6.00
% Notes were used to (i) repurchase 7.50% Senior Exchange Convertible Notes due 2016 and 7.50% Senior Convertible Notes due 2016 and (ii) pay approximately $1.5 million of accrued interest (in respect of the notes being exchanged or repurchased) and premium (in respect of the notes being repurchased). The
6.00
% Notes will mature on July 1, 2020, unless earlier repurchased or converted. The
6.00
% Notes are governed by the Indenture dated February 4, 2011 and the Third Supplemental Indenture dated September 23, 2015 between us and the trustee named therein. The
6.00
% Notes bear regular cash interest on the principal amount of each note, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.
The 6.00% Notes were issued pursuant a series of separate, privately negotiated note purchase agreements entered into on September 17, 2015 by us and certain qualified institutional buyers. TPG Aviator, L.P. (“TPG”) purchased $20.0 million aggregate principal amount of the 6.00% Notes for $20.0 million in cash and waived its rights to purchase additional 6.00% Notes, resulting in a fully diluted beneficial ownership for TPG of approximately 43.8% of our common stock at the time of the transaction. Pursuant to the terms of our Related Person Transaction Policy, the audit committee of our board of directors reviewed and approved the terms of the 6.00% Notes and TPG’s purchase of 6.00% Notes. Refer to
Note 8 – Subsequent Events
for additional information.
Senior Unsecured Credit Facility
On May 18, 2017, we entered into an unsecured revolving credit agreement (the “Senior Unsecured Credit Facility”) with each of the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent.
The Senior Unsecured Credit Facility includes a revolving credit facility in an aggregate principal amount of up to $155.0 million, with an “accordion” feature that allows us, with the consent of the lenders, to increase the aggregate amount to $250.0 million. The facility includes a letter of credit sub-facility
in an amount equal to 50% of total commitments then in effect. The maximum amount available under the Senior Unsecured Credit Facility is limited to the lesser of (i) $155.0 million (subject to increase pursuant to the “accordion”) and (ii) an amount equal to the borrowing base minus our consolidated senior debt. As of September 30, 2018, we had sufficient qualified assets in the borrowing base to cover borrowings of up to $149.2 million and had no borrowings outstanding.
Interest is payable on revolving credit borrowings at variable rates determined by the applicable LIBOR plus 3.25% or the prime rate plus 2.25%, at our election. We pay quarterly fees of 0.50% per annum on the unused portion of the lenders’ commitments under the Senior Unsecured Credit Facility to the lenders.
The Senior Unsecured Credit Facility expires on July 28, 2020. Upon expiration, all borrowings become due and payable. We may prepay loans borrowed under the Senior Unsecured Credit Facility or reduce the commitments thereunder at our option, without any prepayment fee or penalty.
The Senior Unsecured Credit Facility is guaranteed by certain of our subsidiaries, and we have the option to add or remove guarantors from time to time, subject to certain limitations.
We were in compliance with all financial covenants as of September 30, 2018. Refer to
Note 8 – Subsequent Events
for additional information.

Note 5 — Estimated Development Liability
The estimated development liability consists primarily of utility completion obligations in Rio Rico, Arizona and Poinciana, Florida for more than 8,000 home sites previously sold, prior to 1980. The estimated development liability is reduced by actual expenditures and is evaluated and adjusted, as appropriate, to reflect management’s estimate of potential costs. In addition, we obtain third-party engineer evaluations on an annual basis and adjust this liability to reflect changes in the estimated completion costs. Cash expenditures associated with these obligations were $0.2 million and $0.4 million during the three and nine months ended September 30, 2018, respectively, and were $0.1 million and $0.4 million during the three and nine months ended September 30, 2017, respectively. Future increases or decreases of costs for construction, material and labor, as well as other land development and utilities infrastructure costs, may have a significant effect on the estimated development liability. The balance of the estimated development liability was $31.2 million and $31.6 million as of September 30, 2018 and December 31, 2017, respectively.
Note 6 — Commitments and Contingencies
Legal
We are involved in litigation from time to time, primarily arising in the normal course of our business. These cases are in various procedural stages. In view of the inherent difficulty of predicting the outcome of these legal and regulatory matters, we generally cannot predict the ultimate resolution of the pending matters, the related timing, or the eventual loss. While the outcome of such contingencies cannot be predicted with certainty, we do not believe that the resolution of such matters will have a material adverse impact on our results of operations, financial position, or cash flows.
On April 26, 2017, we received notice of a Class Action Complaint filed in the Circuit Court for the 10th Judicial Circuit, Polk County, Florida, generally alleging that the collection of club membership fees in connection with the use and enjoyment of the club facilities located within the Solivita community is illegal in that it violates, among other laws, Florida’s Homeowners’ Association Act (“FLHOA”) and Florida’s Deceptive and Unfair Trade Practices Act (“FDUTPA”). It also generally alleges that certain other actions by us have violated FLHOA and FDUTPA. The complaint seeks relief in various forms including recovery for the prior payment of club membership fees and an injunction to prohibit the future collection of club membership fees. On September 9, 2017, we filed an amended motion to dismiss this matter, which was heard on September 13, 2017. On August 8, 2017, the judge issued an order denying in part and granting in part the motion to dismiss. Plaintiffs were provided leave to amend the FDUTPA claims and filed an amended complaint on September 15, 2017. We filed our amended answer on September 29, 2017 along with certain affirmative defenses. The amended answer also contains counterclaims against the plaintiffs for breach of contract and tortious interference with contractual relations, among other claims. On October 5, 2017, we also filed a motion for summary judgment, which was heard on December 8, 2017. On January 23, 2018, the court ruled, granting our motion for summary judgment in part and denying it in part. Importantly, the court ruled that our club operations in Solivita constitute commercial property under the FLHOA, that the club facilities are not common areas of the homeowners’ association and that nothing in the FLHOA prevents a developer from owning club operations for profit, as is the case in this instance. On April 6, 2018, the court heard arguments relative to the plaintiffs’ amended motion for class certification pursuant to which the plaintiffs sought to certify a class of “persons who currently own, or previously owned, a home in Solivita, who have paid, or have been obligated to pay, a Club Membership Fee under the Club Plan Declaration on or after April 26, 2013.” On September 29, 2018, the court ruled on plaintiffs’ amended motion for class certification, granting class certification as to three counts and partially as to a fourth count and denying class certification as to the remaining eight counts of plaintiffs’ amended complaint, but not otherwise making any dispositive rulings as to the merits of the plaintiffs’ counts. In the ruling, the court also redefined and limited the class being certified to include only those persons who currently own a home in Solivita and who have paid a Club Membership Fee under the Club Plan on or after April 26, 2013.

On July 24, 2018, a putative stockholder class action lawsuit captioned
Lawrence Zucker v. AV Homes, Inc. et al.
, Case
1:18-cv-01091,
was filed in the United States District Court for the District of Delaware against AV Homes, the members of the AV Homes Board and Taylor Morrison pursuant to Sections 14(a) and 20(a) of the Securities Exchange Act. The complaint alleges, among other things, that the disclosures set forth in the preliminary proxy statement/prospectus filed in connection with the Merger on July 13, 2018 are insufficient and allegedly fail to disclose material information about the combination. The complaint seeks, among other remedies, injunctive relief prohibiting the stockholder vote contemplated by the Merger Agreement, an accounting of damages sustained by the stockholders comprising the purported class and an award of attorneys’ fees and expenses. We believe that the action is without merit, and intend to vigorously defend against all claims asserted.
Surety Bonds
Surety bonds, issued by third-party entities, are used primarily to guarantee our performance to construct improvements in our various communities. As of September 30, 2018, we had outstanding surety bonds of approximately $57 million. The amount of outstanding surety bonds could fluctuate depending on the level of development activity. We do not believe that it is likely any of these outstanding surety bonds will be drawn upon.
Note 7 — Fair Value Disclosures
ASC 820,
Fair Value Measurements and Disclosures
(“ASC 820”), provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value under GAAP, expands disclosures about fair value measurements, and establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The accounting standards require that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Fair value determined based on quoted market prices in active markets for identical assets and liabilities.

Level 2:
Fair value determined using significant observable inputs, such as quoted prices for similar assets or liabilities or quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data, by correlation or other means.

Level 3:	Fair value determined using significant unobservable inputs, such as discounted cash flows, or similar techniques.

The carrying amounts of cash and cash equivalents, restricted cash, receivables, accounts payable, and the Senior Unsecured Credit Facility approximate the fair values due to their short-term nature.
Certain assets are required to be recorded at fair value on a non-recurring
basis when events and circumstances indicate that the carrying value may not be recoverable.
The carrying amounts and fair values of our financial liabilities as of September 30, 2018 and December 31, 2017 are as follows (in thousands):

	September 30, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior notes:
6.625% Notes, net (1)	$394,136	$412,520	$392,909	$420,480
6.00% Notes, net (1)	79,439	93,456	79,199	90,240
Contingent consideration (earn-out) (2)	—	—	—	—

(1)	The carrying amount of the debt instruments are net of unamortized debt issuance costs and certain debt discounts.

(2)	During the three and nine months ended September 30, 2018, we reduced the carrying amount of the Oakdale-Hampton Homes earn-out
by $1.1 million and $2.4 million, respectively, to its estimated fair value.

In estimating the fair value of financial liabilities, we used the following methods and assumptions:
Senior Notes
As of September 30, 2018 and December 31, 2017, the fair values of the 6.625% Notes and the 6.00% Notes are estimated, based on quoted or estimated market prices. These fall within Level 2 of the fair value hierarchy.
Contingent Consideration
(“earn-out”)
This was recognized as part of the purchase price paid for the Oakdale-Hampton Homes acquisition in 2018. At inception, the fair value was determined through the use of valuation models that simulated earnings, applying the terms of the earn-out
in each simulated path, determining the average payment in each year across all the trials of the simulation, and calculating the present values of the future payments. The primary inputs and key assumptions include estimated future earnings, probabilities of achievement, earnings volatility, and the discount rate. These fall within Level 3 of the fair value hierarchy.
Note 8 – Subsequent Events
On October 2, 2018, we were acquired by Taylor Morrison. At the closing of the merger, Taylor Morrison paid approximately $280.4 million in cash and issued 8.95 million shares of their Class A common stock to stockholders of AV Homes as merger consideration. In addition, at closing Taylor Morrison assumed $80 million aggregate principal amount of our 6.00% Notes, all of which had been converted as of October 25, 2018 for approximately $95.8 million in cash, resulting in total purchase consideration for the Acquisition of $534.9 million. The change in control from the acquisition resulted in a Covenant Replacement Event in which one of Taylor Morrison’s subsidiaries assumed $400 million aggregate principal amount of our 6.625% Senior Notes due 2022. Additionally, in connection with the Acquisition, our Senior Unsecured Credit Facility was terminated. There were no amounts outstanding under the Senior Unsecured Credit Facility as of September 30, 2018.Furthermore, as a result of the acquisition, all AV equity award plans were converted to Taylor Morrison equity award plans and no shares of AV common stock were available for future grants.